Exhibit 10.8.2

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of September 29, 2011, between AxoGen Corporation, a Florida corporation (“AxoGen”), and Karen L. Zaderej (“Employee”).

WHEREAS, AxoGen and Employee previously entered into an Executive Employment Agreement dated as October 15, 2007 (the “Employment Agreement”) that sets forth the terms and conditions of Employee’s employment with AxoGen.

WHEREAS, AxoGen and Employee desire to amend the Employment Agreement to memorialize compliance with the requirements of Section 409A of the Internal Revenue Code.

WHEREAS, pursuant to the terms of the Employment Agreement, the Employment Agreement may be amended pursuant to a written amendment signed by the party as to whom enforcement is sought.

NOW, THEREFORE, AxoGen and Employee hereby agree that, effective as of the date of this Amendment, the Employment Agreement shall be amended as follows:

1. Section 6 of the Employment Agreement is hereby amended in its entirety to read as follows:

“6. Severance Pay. If (a) AXOGEN terminates the Employment Period for any reason other than Substantial Cause, Permanent Disability or death of Employee or (b) Employee terminates the Employment Period due to AxoGen’s breach of this Agreement and failure to cure such breach within ten (10) days following notice of such breach, Employee shall be entitled to the following:

(i) For the remainder of the Employment Period or the length of the No-Compete Period, whichever is longer (“Salary Continuation Period”), the Company will continue to pay the Employee’s Base Salary (at the rate in effect immediately before the Employee’s termination date), which shall be payable in normal installments in accordance with the Company’s payroll practices. Payment will commence within the sixty (60) day period following the Employee’s termination date (the “Commencement Date”) and continue for the remainder of the Salary Continuation Period in accordance with the Company’s payroll practices. The installments for the period between the date of termination and the Commencement Date will be made in one lump sum on the Commencement Date.

(ii) For the remainder of the Employment Period, the Company will pay the Employee the bonus or bonuses that the Employee would have earned under the bonus plan in which the Employee was participating on the date of termination had the Employee’s employment not terminated. The bonus payments will be paid in accordance with the terms of the applicable bonus plan at the same times that similarly situated executives are paid bonus payments pursuant to such bonus plan, or if later, on the Commencement Date.

(iii) During the remainder of the Employment Period, if the Employee timely elects continued coverage under COBRA, the Company will reimburse the Employee for the monthly COBRA cost of continued health and dental coverage paid by the Employee under health and dental plans of the Company pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the amount that the Employee would be required to contribute for health and dental coverage if the Employee were an active employee of the Company; provided that such reimbursements shall not continue beyond the period in which the Employee fails to pay the applicable COBRA costs. These reimbursements will commence within sixty (60) days following the termination date and will be paid on the first payroll date of each month.

(iv) Notwithstanding the foregoing, if the Employee is a “specified employee” of a publicly held corporation at the Employee’s termination date, the postponement provisions of Section 409A of the Code, as described in Section 9.M. below, shall apply, if applicable, and the term “Commencement Date” shall mean the first payroll date following the six-month period following the date of termination.”

2. Section 7(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(c) Payment of Liquidated Damages. Any payments due to Employee pursuant to this Section 7 shall be paid by AXOGEN or its successor in accordance with Section 6.”

3. A new Section 9.M is hereby added to the Employment Agreement to read as follows:

“M. Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Code to the extent applicable, the parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent. If and to the extent applicable, severance benefits shall be paid first under the “short-term deferral exception” and then under the “separation pay exception” of Section 409A of the Code, and any payments that are considered deferred compensation under Section 409A of the Code and that are paid to a “specified employee” (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A of the Code. If required by Section 409A of the Code, any amounts otherwise payable during the six (6) month period that commences on and follows the Employee’s termination date shall be paid in one lump sum amount on the first payroll date following the six (6) month period following the Employee date of termination (or within thirty (30) days of the Employee’s death, if earlier). For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event shall the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable. If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

4. As a result of the pending merger of AxoGen with and into Nerve Merger Sub Corp., a subsidiary of LecTec Corporation (“Merger Sub”) in accordance with the terms of an Agreement and Plan of Merger, dated as of May 31, 2011, by and among LecTec Corporation (“LecTec”), Merger Sub, and AxoGen, which the parties amended on June 30, 2011 and August 9, 2011 (the “Merger”), LecTec will change its name to AxoGen, Inc. and Employee will be employed by AxoGen, Inc. following the effectiveness of the Merger. Accordingly, the obligations of AxoGen as set forth in this Amendment and the Employment Agreement shall be performed by AxoGen, Inc. following the effectiveness of the Merger and Employee’s obligations as set forth in this Amendment and the Employment Agreement shall be performed with respect to AxoGen, Inc.

5. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, AxoGen and Employee agree to the terms of the foregoing Amendment, effective as of the date set forth above.

AXOGEN CORPORATION

By:	/s/ John P. Engels
Name:	John P. Engels
Title:	Vice President

Date:	9/29/2011

EMPLOYEE

/s/ Karen Zaderej
Karen L. Zaderej

Date: 9/29/2011

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